Exhibit I.A.(5)(r)

Policy Schedule R-ART

ADDITIONAL INSURED	JOHN ROE
INITIAL PREMIUM	$100	ISSUE AGE/SEX	35 Male
RIDER ISSUE DATE	11/28/90	RIDER FACE AMOUNT	$66,667
POLICY NUMBER	SPECIMEN	UNDERWRITING CLASS	Non-Smoker

ANNUALLY RENEWABLE TERM RIDER

Annual Premium

(Per $1,000 of Insurance)

The guaranteed maximum annual premiums for this rider are shown below. Current Premiums may be lower. Current premiums are guaranteed for one year.

Attained Age	Premium Rate	Attained Age	Premium Rate
		55	11.89
36	2.67	56	13.09
37	2.80	57	14.34
38	2.93	58	15.64
39	3.05	59	17.00
40	3.21	60	18.41
41	3.47	61	19.88
42	3.77	62	21.41
43	4.10	63	22.99
44	4.46	64	24.62
45	4.87	65	26.34
46	5.28	66	28.27
47	5.72	67	30.32
48	6.23	68	33.24
49	6.80	69	37.00
50	7.42
51	8.12
52	8.90
53	9.79
54	10.82

SCHR-ART	Policy Schedule R-ART